Exhibit 10.3h

CALERES, INC.

INCENTIVE AND STOCK COMPENSATION PLAN OF 2022

PERFORMANCE AWARD AGREEMENT

THIS AWARD AGREEMENT, effective 3/24/2025, represents the grant of a long-term incentive cash award (“Award”) by Caleres, Inc. (“Company”) to the Participant named below, who has been selected by the Culture, Compensation, and People Committee of the Company's Board of Directors (the "Committee") to receive the Award with respect to the Performance Periods set forth below under the Company’s Incentive and Stock Compensation Plan of 2022 (the "Plan"). Subject to the terms set forth below, all of which constitute part of this Agreement, this Award provides the following:

Participant:

Target Award: $_______ total; $_______ per Performance Period

Form of Payment: Cash

Performance Cycle: The Company’s Fiscal Years 2025 through 2027

Performance Periods: Four distinct performance periods: Fiscal Year 2025, Fiscal Year 2026, Fiscal Year 2027 and individual strategic initiatives for the three-year period of Fiscal Years 2025 – 2027, with one-fourth of the Target Award allocated to each of Fiscal Year 2025, Fiscal Year 2026, Fiscal Year 2027 and individual strategic initiatives for the three-year period of Fiscal Years 2025 – 2027.

Performance Measure(s): Adjusted EPS, ROIC, and Strategic Initiatives, as more fully defined in the Performance Matrix set forth in Attachment A (“Attachment A”).

Minimum Performance Level: As shown in Attachment A

Maximum Award Value: 200% of Target Award for each Performance Period

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed effective as of the last date written below.

CALERES, INC.

By:

Becky Helvey

Sr. Director, Total Rewards & HR Operations

Date: March 24, 2025

Accepted: ___________________

Participant Signature

Date: ______________________

Caleres, Inc.

PERFORMANCE AWARD 2025 to 2027

General Terms and Conditions (as of May 26, 2022)

The parties hereto agree as follows:

1.Performance Period(s). The Performance Period(s) shall be as specified on the executed cover page of this Award.

2.Performance Measure(s). The Performance Measure(s) shall be as specified on the executed cover page of this Award.

3.Value of Award. The Award shall represent and have a Maximum Award Value as specified on the executed cover page of this Award.

4. Earning the Award; Certification of Performance and Percent Earned.  The portion of the Award allocated to a Performance Period shall be “earned” following the end of such Performance Period, as of the date the Committee shall determine and certify: (a) whether the Minimum Performance Level (as set forth on Attachment A) has been satisfied; (b) and if so, the percent of the Award that has been earned in accordance with Attachment A (the “Percent Earned”), but in no event more than the Maximum Award Value; and provided that the determinations pursuant to (a) and (b) shall be subject to the Committee’s right to exercise its discretion to increase or reduce the earned Award pursuant to Article 9 of the Plan.  All calculations as to the Performance Measures may be adjusted pursuant to Section 14.2 of the Plan.

5.Amount Payable and Payment of the Award.

(a)Unless this Award is sooner terminated in accordance with Section 6 hereof, an earned Award (as provided in Section 4 hereof) shall be payable within sixty (60) days following completion of the Performance Cycle.  Subject to Section 6(b) and in accordance with Section 6(c), this Award shall not be payable and shall be forfeited if Participant terminates employment with the Company prior to the date that the Award payment is made to the Participant.

(b) The amount payable to the Participant shall be determined by multiplying the Percent Earned by the Target Award specified on Attachment A (as determined separately for each performance period), subject to the Committee’s right to exercise discretion as provided in Section 4 hereof.

6.	Termination Provisions.

(a)  If, pursuant to Section 4 hereof, the Committee certifies that the Minimum Performance Level has not been achieved, this Award shall immediately terminate and no longer be of any effect.

(b)    If Participant’s employment is terminated during the Performance Period by reason of death, Disability (as defined in the Plan), retirement (as determined and approved by the Committee) or early retirement (as determined and approved by the Committee), the Committee, in its sole discretion, shall determine whether the Participant (or Participant’s beneficiary in the event of death) shall be eligible to receive any payment under this Award.  If payment of this Award is approved by the Committee, such payment shall be pro-rated based on the number of full months of continued active employment by Participant during the Performance Cycle as a percent of the total number of months in the Performance Cycle; the amount payable shall be based on the Percent Earned; and payment shall be made pursuant to Section 5 at the same time as payment of other awards for the same Performance Cycle are made to other eligible participants who did not terminate employment during the Performance Cycle.  Notwithstanding the foregoing, in the event of

Participant’s termination due to death or Disability, if approved by the Committee, such pro-rated payment may be made prior to expiration of the Performance Cycle, with calculation of and timing of the payment amount to be determined by the Committee, to the extent such payment would not result in adverse tax consequences under Section 409A of the Code.

(c)   Except as provided in subsection 6(b), a Participant shall be eligible for payment of the earned Award, as specified in Section 4, only if the Participant remains continuously employed by the Company from the date of this Agreement, through the end of the Performance Cycle and continuing thereafter until the date the Awards is actually paid.

7.Dividends.  To the extent applicable, the Participant shall have no right to any dividends that may be paid with respect to Shares until any such shares are vested.

8.Change in Control.  If a Participant is employed by the Company on the date of a Change in Control, subject to Article 13 of the Plan, unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchange, the Award shall be deemed to have been fully earned for the entire Performance Cycle and fully vested as of the effective date of the Change in Control; and based upon an assumed achievement of all relevant targeted performance goals, the Award shall be payable in the amounts or at the level provided by the above-referenced provisions of the Plan within thirty (30) days following the effective date of the Change in Control, to the extent meeting the requirements under Section 409A of the Code.

9.Recapitalization.  To the extent applicable, subject to Section 4.2 of the Plan, in the event that there is any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Code 368) or any partial or complete liquidation of the Company, such adjustment shall be made in the number and class and/or price of the Shares subject to this Award, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided, however, that the number of Performance Shares subject to this Award shall always be a whole number.

10.Tax Withholding.  The Company shall have the power and the right to deduct or withhold, or require the Participant or beneficiary to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of the Award.  Taxes on the portion of the award paid in shares may be satisfied through either share withholding or cash payment to the Company, but taxes on the portion of the award paid in cash may only be satisfied through cash withholding.

11.Clawback. Any payouts will be subject to recovery if it is determined that the Participant personally and knowingly engaged in practices that materially contributed to the circumstances that led to the restatement of the Company’s financial statements.  In addition, Participants acknowledge and agree that they are subject to the terms of the Company's recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law or listing standards, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the awards (including any value received from a disposition of the shares acquired with respect to such awards).

12.Nontransferability.  This Agreement, as well as the rights granted thereunder, may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

13.Administration.

(a)  This Award and the rights of the Participant hereunder are subject to all terms and conditions of the Plan, as the same may be amended from time to time, as well as to such rules and regulations as the Committee may adopt for administration of the Plan.  It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan and this Agreement, all of which shall be binding upon the Participant.

(b)If there is any inconsistency between the terms of this Award and the terms of the Plan, the Plan’s terms shall completely supersede and replace the conflicting terms of this Agreement.  All capitalized terms shall have the meanings ascribed to them in the Plan unless specifically set forth otherwise herein.

14.Miscellaneous

(a)

This Agreement shall not confer upon the Participant any right to continuation of employment by the Company, nor shall this Agreement interfere in any way with the Company’s right to terminate his or her employment at any time.

(b)

The Committee and/or the Company’s Board of Directors may terminate, amend, or modify the Plan; provided, however, that no such termination, amendment, or modification of the Plan may in any way adversely affect the Participant’s rights under this Agreement without the Participant’s written consent.

(c)	This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(d)	To the extent not preempted by Federal law, this Agreement shall be construed in accordance with and governed by the substantive laws of the State of Missouri without regard to conflicts of laws principles, which might otherwise apply. Any litigation arising out of, in connection with, or concerning any aspect of the Plan or this Agreement shall be conducted exclusively in the State or Federal courts located in the City or County of St. Louis, Missouri.